CONTACT:	-OR-	INVESTOR RELATIONS:
Bluegreen Corporation Tony Puleo Chief Financial Officer (561) 912-8270 tony.puleo@bluegreencorp.com	The Equity Group Inc. Devin Sullivan (212) 836-9608 dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2006 FOURTH QUARTER AND YEAR-END RESULTS

Boca Raton, Fla. – Mar. 5, 2007 – Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced financial results for the fourth quarter and year ended December 31, 2006 (see attached tables).

Total sales in the fourth quarter of 2006 rose 5.5% to $126.9 million from $120.3 million in the fourth quarter of 2005. Bluegreen Resorts sales increased 27.2% to $103.3 million from $81.2 million, due to the contribution of sales offices opened since December 31, 2005, continued same-resort sales growth, and the positive impact in the quarter of the adoption of Statement of Financial Accounting Standards No. 152, "Accounting for Real Estate Time-sharing Transactions" (“SFAS 152”). Sales at Bluegreen Communities declined to $23.6 million from $39.1 million in the same period last year. This was the result of several of the Company’s more mature developments either approaching sell out or selling out during 2006, as well as the impact of the revenue recognition policies described below, partially offset by sales generated at new Bluegreen communities that commenced sales late in 2006.

Net income for the fourth quarter of 2006 was $1.8 million, or $0.06 per diluted share, as compared to net income of $6.9 million, or $0.22 per diluted share, in the same period last year. The decline in net income for the fourth quarter of 2006 was the result of lower sales at Bluegreen Communities and the impact of approximately $8.2 million in pre-tax expenses, which consisted of: $3.5 million related primarily to an accrual provided in connection with the need to repair a lake amenity at a nearly sold-out Bluegreen community; $3.2 million related to a consulting agreement entered into with Bluegreen’s former President and Chief Executive Officer (representing the present value of all future payments under the agreement and a charge for the accelerated vesting of options to acquire approximately 85,000 shares of Bluegreen stock

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by March 31, 2007); a $1.1 million write-off related to the abandonment of a software development project; and $340,000 in additional professional fees related to the previously announced adoption of the shareholder rights plan and related litigation. On an after-tax basis, these items reduced net income for the fourth quarter of fiscal 2006 by approximately $5.4 million, or $0.17 per diluted share.

As previously announced, effective January 1, 2006 Bluegreen was required to adopt SFAS 152, which changed many aspects of timeshare accounting, including revenue recognition, inventory costing, and accounting for incidental operations. Bluegreen has provided in this press release pro forma, non-GAAP income statements (see tables entitled: “Pro Forma Income Statements Before SFAS 152 Adjustment”) for the three- and twelve-month periods ended December 31, 2006 that reflect the impact of the adjustments required by the adoption of SFAS 152 to provide a basis for comparison with periods prior to the adoption of SFAS 152. As of December 31, 2006, $27.3 million and $15.3 million of Resorts sales and profits, respectively, were deferred under SFAS 152. These amounts are expected to be recognized in future periods.

For the year ended December 31, 2006, total sales increased to $563.1 million from $550.3 million last year, due to record Bluegreen Resorts sales, partially offset by lower sales at Bluegreen Communities. Sales at Bluegreen Resorts rose 11.4% to a record $399.1 million from $358.2 million in 2005. Sales at Bluegreen Communities declined to $164.0 million from $192.1 million in 2005. Net income for 2006 was $29.8 million, or $0.96 per diluted share, as compared to net income of $46.6 million, or $1.49 per diluted share last year. Net income for 2006 included the $8.2 million in pre-tax expenses incurred during the fourth quarter of 2006 (as discussed above), a previously announced $1.8 million pre-tax charge incurred in the third quarter of 2006 associated with the adoption of a shareholder rights plan and related litigation, and a $4.5 million charge for the adoption of SFAS 152 reflected as a cumulative effect of change in accounting principle, net of tax; there were no such charges incurred during 2005. Net income for 2006 was also impacted by the performance at Bluegreen Communities.

BLUEGREEN RESORTS

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “We are very pleased with the continued growth at our Resorts segment. We believe that customers are increasingly recognizing the value of vacation ownership and demonstrating their satisfaction with the Bluegreen Vacation Club™. Construction is progressing at our new seven-story, 240-unit resort property in Las Vegas, which is expected to be available for occupancy in the second quarter of 2008, and at a new resort property located in Williamsburg, Virginia, where occupancy is expected in early 2008.”

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Higher Resorts sales were primarily attributable to same-resort sales growth led by sales offices at The Fountains resort in Orlando, Florida, The Falls Village™ resort in Branson, Missouri, MountainLoft™ in Gatlinburg, Tennessee, and the Bluegreen Wilderness Club™ at Big Cedar® in Ridgedale, Missouri, and from the opening of new sales offices, including the Carolina Grande™ resort in Myrtle Beach, South Carolina. New offsite sales offices serving the Las Vegas, Atlanta and Chicago markets also contributed to the increase in Resorts sales.

Sales to Bluegreen’s existing and growing owner base increased by 46% during the fourth quarter of 2006. These sales comprised 38% of Resorts sales for the three months ended December 31, 2006 as compared to 32% of Resorts sales during the comparable prior year period.

Resorts cost of sales in the fourth quarter 2006 declined to 22.6% of sales from 23.8% of sales in the same period last year, due to a system-wide price increase that went into effect on January 1, 2006 and the mix of specific product sold.

BLUEGREEN COMMUNITIES

Mr. Maloney commented, “Sales at Bluegreen Communities were down during the fourth quarter of 2006, primarily attributable to the reduction in the number of communities in active sales during this period of inventory replenishment. We are actively seeking to prudently address our inventory needs at Bluegreen Communities, remaining true to our standards of offering homesites in high quality communities to our customers while maintaining strict economic expectations for our properties. However, it is important to note that communities are absorbed at varying rates, in some cases, over periods that can last as long as eight years. Therefore, inventory transition periods, combined with revenue recognition policies, can produce temporary swings in revenues and earnings.

“We are fortunate to be a leader in this growing and dynamic market. We are taking a variety of actions to further enhance our inventory position for Bluegreen Communities. During 2007, we intend to significantly increase our team of acquisition specialists and their support staff from 2006 levels. Many of these new associates are already on board and we believe they will strengthen our ability to appropriately increase our inventory levels.”

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Mr. Maloney continued, “I am pleased to announce that Bluegreen Communities has acquired a substantial new property near St. Simons Island and the Golden Isles of Georgia, which will be called Little Satilla River Club at St. Andrews Sound™. This is a follow on to our Sanctuary Cove at St. Andrews Sound™ community, which has been one of our most successful projects. Sales at Little Satilla River Club are expected to commence in the second quarter of 2007, with estimated life-of-project sales of approximately $63.0 million over an anticipated four year sell-out period.

“Several of our existing properties also performed well during the fourth quarter. Excluding the impact of percentage-of-completion accounting, Mystic Shores™ (Canyon Lake, Texas) and the Settlement at Patriot Ranch™ (near San Antonio, Texas) generated higher sales during the fourth quarter of 2006 as compared to the fourth quarter of 2005. Other communities that contributed to fourth quarter sales included Havenwood at Hunter’s Crossing™ (near San Antonio, Texas), which commenced sales in January 2006, Bridges at Preston Crossings™ (a Bluegreen Golf Community located outside of Dallas, Texas), which commenced sales in September 2006, and Saddle Creek Ranch™ (located in Magnolia, Texas), which commenced sales in September 2006. We also commenced sales during the fourth quarter of 2006 at the following new Texas properties: Vintage Oaks at the Vineyards™, a 3,300- acre Bluegreen community located outside of San Antonio; and King Oaks™, a 953-acre Bluegreen Community in Grimes County, near College Station. While early, sales results from these newest properties have been encouraging. ”

Mr. Maloney concluded, “Because of high demand, we commenced sales at some of our new properties prior to finalizing the platting (subdivision) of the land. Because the platting process for these properties was not completed until 2007, based on required revenue recognition policies, Bluegreen was unable to recognize approximately $8.4 million and $3.2 million in Communities sales and profits, respectively, during the 2006 period. It is expected that the platting process for the homesites will be completed in the first quarter of 2007 and revenue from the sales will be recognized at that time, subject to the impact of percentage-of-completion accounting. In addition, as of December 31, 2006, approximately $18.6 million and $7.7 million of Bluegreen Communities sales and profits, respectively, were deferred under the percentage-of-completion method of accounting, which is an increase from the $17.2 million and $6.6 million of sales and profits deferred as of September 30, 2006. It is expected that these amounts will be recognized in future periods ratably with the development of the communities.”

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Bluegreen Communities cost of sales in the fourth quarter of 2006 was 62.3% of sales as compared to 55.1% in the same period one year ago, primarily due to the previously discussed accruals provided in connection with the need to repair a lake amenity at a nearly sold-out Bluegreen community.

OTHER FINANCIAL INFORMATION

Total positive net interest spread (interest income less interest expense) was $4.7 million in the fourth quarter of 2006 as compared to $5.5 million in the fourth quarter of 2005. Interest income increased due to Bluegreen’s higher average aggregate balances of notes receivable and retained interests in notes receivable sold, but interest expense also rose due to increased debt related to inventory acquisition and development activities, and an increase in the average interest rate incurred.

Bluegreen’s balance sheet at December 31, 2006 reflected unrestricted cash of $49.7 million, a book value of $11.44 per share, and a debt-to-equity ratio of 0.82:1.

On February 26, 2007, a statutory business trust newly formed by Bluegreen consummated the offering of $20.0 million of trust preferred securities. The trust used the proceeds of this offering, along with $619,000 contributed to the trust by Bluegreen in exchange for all of the trust’s common securities, to purchase $20.6 million of Bluegreen’s junior subordinated debentures. The debentures and the trust preferred securities mature in April 2037, with only interest payments being payable quarterly prior to maturity. Bluegreen intends to use the proceeds of this offering for debt repayment and general corporate purposes.

CONFERENCE CALL

Bluegreen Corporation will host a conference call on March 5, 2007 at 9:00 am ET to discuss this news release. Interested parties may participate in the call by dialing (866) 356-3095 (Domestic) or (617) 597-5391 (International) and use the code 26499548 approximately 10 minutes before the call is scheduled to begin, and ask to be connected to the Bluegreen conference call. A recorded replay of the call will be available until April 5, 2007. Listeners may dial (888) 286-8010 (Domestic) or (617) 801-6888 (International) and use the code 52583629 for the replay. In addition, the conference call will be broadcast live over the Internet at Bluegreen’s corporate web site, www.bluegreencorp.com. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed on Bluegreen Corporation’s web site for approximately 90 days.

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ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE:BXG) is a leading provider of Colorful Places to Live and Play® through two principal operating divisions. With over 170,000 owners, Bluegreen Resorts markets a flexible, real estate-based vacation ownership plan that provides access to over 40 resorts and an exchange network of over 3,700 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Communities has sold over 55,000 planned residential and golf community homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla., and employs over 5,400 associates. In 2005, Bluegreen ranked No. 57 on Forbes' list of The 200 Best Small Companies and No. 48 on FORTUNE'S list of America's 100 Fastest Growing Companies. More information about Bluegreen is available at www.bluegreencorp.com.

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities and Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that Company-wide growth and growth at Resorts and Communities will not occur as anticipated; the Company will not be able to acquire land or identify new projects, as anticipated; sales and marketing strategies related to new Resorts and Communities properties will not be as successful as anticipated; new Resort and Communities properties will not open when expected, will cost more to develop or may not be as successful as anticipated; retail prices and homesite yields for Communities properties will be below the Company’s estimates; that cost of sales will not be as expected; that sales to existing owners will not continue at current levels; that platting will not be completed to the extent or at the time anticipated; that deferred sales will not be recognized to the extent or at the time anticipated; and the risks and other factors detailed in the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed on March 16, 2006 and its Form 10-Q filed on November 9, 2006.

Bluegreen prepares its financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the Pro Forma Income Statements included in this release are a key measure to evaluate its operations as management believes they provide a better comparison of the Company’s 2006 results of operations to 2005. However, these Pro Forma Income Statements possess material limitations and should not be considered a measure of financial condition or performance in isolation or as an alternative to the Statements of Income, as reported in accordance with GAAP, and as presented, may not be comparable to similarly titled measures of other companies.

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BLUEGREEN CORPORATION

Condensed Consolidated Statements of Income

(In 000's, Except Per Share Data)

	Three Months Ended		Year-to-Date
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005

	Unaudited		Unaudited
REVENUES:

Vacation ownership sales	$103,274	$81,201	$399,105	$358,240
Homesite sales	23,616	39,128	164,041	192,095

Total sales	126,890	120,329	563,146	550,335

Other resort and communities operations revenue	14,820	15,794	63,610	73,797

Interest income	10,073	8,891	40,765	34,798

Gain on sales of notes receivable	1,803	9,182	5,852	25,226

Total operating revenues	153,586	154,196	673,373	684,156

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	23,370	19,318	88,086	77,455
Homesite cost of sales	14,713	21,547	90,968	100,345

Total Cost of sales	38,083	40,865	179,054	177,800

Cost of other resort and communities operations	10,424	18,169	53,193	77,317

Selling, general and administrative expenses	92,934	70,862	356,989	300,239

Interest expense	5,423	3,373	18,785	14,474

Provision for loan losses	—	6,620	—	27,587

Other expense, net	1,619	1,537	2,861	6,207

Total operating expenses	148,483	141,426	610,882	603,624

Income before minority interest and provision for income taxes	5,103	12,770	62,491	80,532

Minority interest in income of consolidated subsidiary	2,379	1,534	7,319	4,839

Income before provision for income taxes	2,724	11,236	55,172	75,693

Provision for income taxes	930	4,326	20,861	29,142

Income before cumulative effect of change in accounting principle	1,794	6,910	34,311	46,551

Cumulative effect of change in accounting principle, net of tax	—	—	(5,678)	—

Minority interest in cumulative effect of change in accounting principle	—	—	(1,184)	—

Net income	$1,794	$6,910	$29,817	$46,551

Income before cumulative effect of change in accounting principle per share:
Basic	$0.06	$0.23	$1.12	$1.53
Diluted	$0.06	$0.22	$1.10	$1.49

Cumulative effect of change in accounting principle, per share
Basic	$—	$—	$(0.15)	$—
Diluted	$—	$—	$(0.14)	$—

Net (loss) income per share
Basic	$0.06	$0.23	$0.98	$1.53

Diluted	$0.06	$0.22	$0.96	$1.49

Weighted Average Number of Common and Common
Equivalent Shares:
Basic	30,639	30,470	30,557	30,381

Diluted	31,151	31,207	31,097	31,245

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BLUEGREEN CORPORATION

Condensed Consolidated Balance Sheets

(Amounts in Thousands)

	December 31, 2006	December 31, 2005
	(Unaudited)
ASSETS

Cash and cash equivalents (unrestricted)	$49,672	$66,383
Cash and cash equivalents (restricted)	21,476	18,321
Contracts receivable, net	23,856	27,473
Notes receivable, net	144,251	127,783
Prepaid expenses	10,800	6,500
Other assets	27,465	17,227
Inventory, net	349,333	240,969
Retained interests in notes receivable sold	130,623	105,696
Property and equipment, net	92,445	79,634
Goodwill	4,291	4,257

Total assets	$854,212	$694,243

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$18,465	$11,071
Accrued liabilities and other	49,458	43,801
Deferred income	40,270	29,354
Deferred income taxes	87,624	75,404
Receivable-backed notes payable	21,050	35,731
Lines-of-credit and notes payable	124,412	61,428
10.50% senior secured notes payable	55,000	55,000
Junior subordinated debentures	90,208	59,280

Total liabilities	486,487	371,069

Minority interest	14,702	9,508

Total shareholders’ equity	353,023	313,666

Total liabilities and shareholders’ equity	$854,212	$694,243

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BLUEGREEN CORPORATION

Pro Forma Income Statements Before SFAS 152 Adjustment

(in thousands, except per share data)

	Three Months Ended
	Actual Dec 31, 2006	SFAS 152 Pro Forma Adjustments	Pro Forma Dec 31, 2006	Actual Dec 31, 2005

	Unaudited
REVENUES:

Vacation ownership sales	$103,274	$(5,969)	$97,305	$81,201
Homesite sales	23,616		23,616	39,128

Total sales	126,890	(5,969)	120,921	120,329

Other resort and communities operations revenue	14,820	2,375	17,195	15,794

Interest income	10,073		10,073	8,891

Gain on sales of notes receivable	1,803	7,653	9,456	9,182

Total operating revenues	153,586	4,059	157,645	154,196

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	23,370	(1,862)	21,508	19,318
Homesite cost of sales	14,713		14,713	21,547

Total Cost of sales	38,083	(1,862)	36,221	40,865

Cost of other resort and communities operations	10,424	4,477	14,901	18,169

Selling, general and administrative expenses	92,934	(3,050)	89,884	70,862

Interest expense	5,423	—	5,423	3,373

Provision for loan losses	—	8,270	8,270	6,620

Other expense	1,619		1,619	1,537

Total operating expenses	148,483	7,835	156,318	141,426

Income before minority interest and provision for income taxes	5,103	(3,776)	1,327	12,770

Minority interest in income of consolidated subsidiary	2,379	(598)	1,781	1,534

Income (loss) before provision (benefit) for income taxes	2,724	(3,178)	(454)	11,236

Provision (benefit) for income taxes	930	(1,085)	(155)	4,326

Net income (loss)	$1,794	$(2,093)	$(299)	$6,910

Net income (loss) per share
Basic	$0.06	$(0.07)	$(0.01)	$0.23

Diluted	$0.06	$(0.07)	$(0.01)	$0.22

Weighted Average Number of Common and Common
Equivalent Shares:
Basic	30,639	30,639	30,639	30,470

Diluted	31,151	30,639	30,639	31,207

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BLUEGREEN CORPORATION

Pro Forma Income Statements Before SFAS 152 Adjustment

(in thousands, except per share data)

	Year-to-Date
	Actual Dec 31, 2006	SFAS 152 Pro Forma Adjustments	Pro Forma Dec 31, 2006	Actual Dec 31, 2005

	Unaudited
REVENUES:

Vacation ownership sales	$399,105	$14,824	$413,929	$358,240
Homesite sales	164,041		164,041	192,095

Total sales	563,146	14,824	577,970	550,335

Other resort and communities operations revenue	63,610	9,074	72,684	73,797

Interest income	40,765		40,765	34,798

Gain on sales of notes receivable	5,852	25,640	31,492	25,226

Other income, net	—		—	—

Total operating revenues	673,373	49,538	722,911	684,156

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	88,086	749	88,835	77,455
Homesite cost of sales	90,968		90,968	100,345

Total Cost of sales	179,054	749	179,803	177,800

Cost of other resort and communities operations	53,193	14,279	67,472	77,317

Selling, general and administrative expenses	356,989	(2,457)	354,532	300,239

Interest expense	18,785		18,785	14,474

Provision for loan losses	—	31,858	31,858	27,587

Other expense	2,861		2,861	6,207

Total operating expenses	610,882	44,429	655,311	603,624

Income before minority interest and provision for income taxes	62,491	5,109	67,600	80,532

Minority interest in income of consolidated subsidiary	7,319	(523)	6,796	4,839

Income before provision for income taxes	55,172	5,632	60,804	75,693

Provision for income taxes	20,861	2,262	23,123	29,142

Income before cumulative effect of change in accounting principle	34,311	3,370	37,681	46,551

Cumulative effect of change in accounting principle, net of tax	(5,678)	5,678	—	—

Minority interest in cumulative effect of change in accounting principle	(1,184)	1,184	—	—

Net income	$29,817	$7,864	$37,681	$46,551

Income before cumulative effect of change in accounting principle per share:
Basic	$1.12	$0.11	$1.23	$1.53
Diluted	$1.10	$0.11	$1.21	$1.49

Cumulative effect of change in accounting principle, per share
Basic	$(0.15)	$0.15	$—	$—
Diluted	$(0.14)	$0.14	$—	$—

Net (loss) income per share
Basic	$0.98	$0.26	$1.23	$1.53

Diluted	$0.96	$0.25	$1.21	$1.49

Weighted Average Number of Common and Common
Equivalent Shares:
Basic	30,557	30,557	30,557	30,381

Diluted	31,097	31,097	31,097	31,245